     As filed with the Securities and Exchange Commission on October 3, 2001

                                                Registration No. 333-___________



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                ----------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ----------------

                         GALAXY NUTRITIONAL FOODS, INC.
                  (Name of Issuer as specified in its Charter)


          Delaware                         2022                  25-1391475
          --------                         ----                  ----------
(State or other jurisdiction        (Primary Standard           (IRS Employer
     of incorporation)                 Industrial            Identification No.)
                                Classification Code Number)



                    2441 Viscount Row, Orlando, Florida 32809
                            Telephone: (407) 855-5500
               (Address, including zip code, and telephone number,
       including area code, of Registrant's Principal Executive Offices)


                           ANGELO S. MORINI, PRESIDENT
                         Galaxy Nutritional Foods, Inc.
                    2441 Viscount Row, Orlando, Florida 32809
                            Telephone: (407) 855-5500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                   COPIES TO:




                           KENNETH C. WRIGHT, ESQUIRE
                              Baker & Hostetler LLP
                       200 South Orange Avenue, Suite 2300
                             Orlando, Florida 32801
                            Telephone: (407) 649-4001

         Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the registration statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [X]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
______________________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ______________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                    Proposed Maximum      Proposed Maximum
        Title of Each                                Offering Price           Aggregate             Amount of
     Class of Securities         Amount to be         Per Share(1)         Offering Price       Registration Fee
       To be Registered           Registered
===============================================================================================================
Common Stock                       2,410,542             $5.95             $14,342,724.90          $3,585.68
$.01 par value, previously
issued or issuable upon
conversion of preferred
stock and upon exercise of
warrants (2)
---------------------------------------------------------------------------------------------------------------

===============================================================================================================

(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee based upon the average of the high and low prices for Galaxy's Common Stock as reported on the American Stock Exchange on September 28, 2001.
(2)    To be offered by selling stockholders.

                                   PROSPECTUS



         [LOGO]
Galaxy Nutritional Foods(TM)


                                                Galaxy Nutritional Foods, Inc.
                                            2441 Viscount Row, Orlando, Florida
                                                       (407) 855-5500


                                                        2,410,542 SHARES
                                                          COMMON STOCK



This prospectus is part of a registration statement that relates to a public offering of up to 2,410,542 shares of our common stock that were previously issued to our stockholders or are issuable upon the exercise of warrants and the conversion of Series A convertible preferred stock held by certain of our stockholders and warrant holders (collectively, the "selling stockholders"). Our common stock is traded on the American Stock Exchange under the symbol GXY. The average of the high and low prices of the common shares as reported on the American Stock Exchange on September 28, 2001 was $5.95 per common share.

Shares: The selling stockholders may offer and sell these shares of common stock from time to time through public or private transactions, on or off the American Stock Exchange, at prevailing market prices, or at privately negotiated prices. There is no underwriter with respect to this offering and each selling stockholder will determine the time of sale of shares made pursuant to this prospectus.

Proceeds:         We will not receive any of the proceeds from the sale of these shares or the conversion of the Series A convertible preferred stock upon which certain of these shares are issuable. We will receive proceeds from the exercise of the warrants if such warrants are exercised.

Costs: We will pay the costs relating to the registration of the common shares offered by this prospectus. The selling stockholders will be responsible for any brokerage commissions, discounts or other expenses relating to the sale of the shares.

--------------------------------------------------------------------------------
THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY JURISDICTION IN WHICH THE OFFER OR SALE IS NOT PERMITTED.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE SHARES OFFERED BY THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                 THE DATE OF THIS PROSPECTUS IS OCTOBER 1, 2001.

                                TABLE OF CONTENTS


                                                                                       PAGE

Risk Factors.................................................................           3
The Company..................................................................           10
Use of Proceeds..............................................................           11
Determination of Offering Price..............................................           11
Selling Stockholders.........................................................           12
Plan of Distribution.........................................................           13
Legal Matters................................................................           15
Experts......................................................................           15
Where You Can Find More Information..........................................           15
Forward-Looking Statements...................................................           16

                      -----------------------------------

         YOU SHOULD RELY ONLY UPON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. WE HAVE NOT, AND THE SELLING STOCKHOLDERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT.

         THE SHARES OF COMMON STOCK ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

         YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                                  RISK FACTORS

         Before purchasing the shares offered by this prospectus, you should carefully consider the risks described below, in addition to the other information presented in this prospectus or incorporated by reference into this prospectus. If any of the following risks actually occur, they could seriously harm our business, financial condition, results of operations or cash flows. This could cause the trading price of our common stock to decline and you could lose all or part of your investment.

WE HAVE PREVIOUSLY BEEN IN TECHNICAL DEFAULT OF OUR CREDIT FACILITIES.

         We have a revolving credit line from FINOVA Capital Corporation, and term loans from FINOVA Mezzanine Capital Inc. and Southtrust Bank, N.A., which have outstanding balances as of September 15, 2001 of $7,582,091, $3,501,292, and $10,637,639, respectively. Substantially all of our assets are pledged as collateral to secure outstanding borrowings under such loans. We were in violation of substantially all financial covenants under our credit facilities as of March 31, 2001. FINOVA Mezzanine Capital Inc. waived the violation for the quarters ended March 31, 2001 and June 30, 2001 and amended the covenants for the quarters subsequent to June 30, 2001. In connection with such amendment, the interest on the FINOVA Mezzanine Capital Inc. loan was increased to 13.5% and the maturity date was changed to August 1, 2003. FINOVA Capital Corporation also waived the financial covenant violations for the year ended March 31, 2001 and the quarter ended June 30, 2001 and amended the covenants for the quarters subsequent to June 30, 2001. In connection with that amendment, the interest on the FINOVA Capital Corporation loan was increased to prime plus 2%. Southtrust Bank, N.A. also waived the financial covenant violations for the year ended March 31, 2001 and amended the covenants for the periods subsequent to March 31, 2001. But for waivers obtained from all of the lenders for the year ended March 31, 2001 and amendments to the financial covenants under the loan documents, we would be in default of substantially all of the financial covenants under all of the loans.

         In the event we default under the loans in the future and cannot obtain waivers for those defaults, such defaults could result in our indebtedness becoming immediately due and payable and the foreclosure of our assets by our creditors. In either event, it is unlikely that we would be able to continue the operation of our business.

OUR PRIMARY LENDER HAS REDUCED THE LEVELS OF INVENTORY AND ACCOUNTS RECEIVABLE UPON WHICH WE CAN BORROW.

         Our revolving credit line from FINOVA Capital Corporation finances our working capital needs and is secured by our inventory and accounts receivable. The amounts we can borrow under our credit line fluctuates based upon our amounts of eligible inventory and accounts receivable. FINOVA Capital Corporation has significant discretion in determining what inventory and accounts receivable constitute eligible inventory and accounts receivable. Recently, FINOVA Capital Corporation has determined that certain of our inventory and accounts receivable do not meet their eligibility standards. This determination has reduced, and may continue to reduce, the amounts that we can borrow under our revolving line of credit. The reduction in our borrowing availability under our line of credit has negatively affected, and will continue to negatively affect, our ability to meet customer orders, remain current with our creditors and, generally, to operate our business. Further reductions in the amounts that we can borrow under our revolving line of credit will significantly increase the negative effects on the operation on our business and may prevent us from being able to continue to operate our business.

WE MAY NEED ADDITIONAL FINANCING AND SUCH FINANCING MAY NOT BE AVAILABLE.

         We have incurred substantial debt in connection with the financing of our business. The aggregate amount outstanding of our borrowing under our various credit facilities is approximately $21,721,022 as of September 15, 2001. In addition to two term loan credit facilities, we have obtained a revolving line of credit from FINOVA Capital Corporation in the maximum principal amount of $13,000,000 through which we finance our day-to-day working capital needs. The line of credit is secured in part by our accounts receivable and inventory. The amounts that we can borrow under the line of credit fluctuate based on our inventory and accounts receivable levels. Generally, we borrow the maximum amount available to us under our line of credit and under other credit facilities. As of September 15, 2001, the maximum amount we could borrow under our revolving credit line totaled approximately $9,000,000. If we are unable to generate sufficient cash flow or borrow additional amounts to fund our working capital needs and to pay our debts, we will be required to seek additional financing in the near future. We do not know if we can obtain additional financing or if the terms of any required financing will be acceptable to us. If we are unable to fund our working capital needs and additional growth through our existing credit facilities, cash flow or additional financing, or if additional financing is not available under acceptable terms to us, our business, prospects, results of operations, cash flows and future growth will be negatively affected.

WE MAY ISSUE ADDITIONAL SECURITIES WITH RIGHTS SUPERIOR TO THOSE OF THE COMMON STOCK, WHICH COULD MATERIALLY LIMIT THE OWNERSHIP RIGHTS OF EXISTING STOCKHOLDERS.

         We may offer additional debt or equity securities in private and/or public offerings in order to raise working capital and to refinance our debt. The board of directors has the right to determine the terms and rights of any debt securities and preferred stock without obtaining the approval of the stockholders. It is likely that any debt securities or preferred stock that we sell would have terms and rights superior to those of the common stock and may be convertible into common stock. Any sale of securities could adversely affect the interests or voting rights of the holders of common stock, result in substantial dilution to existing stockholders, or adversely affect the market price of our common stock.

         As of September 15, 2001, 72,646 shares of our Series A convertible preferred stock were issued and outstanding. The Series A stock is subject to certain designations, preferences and rights set forth in our Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock, including the right to convert such shares into shares of common stock at any time, at a conversion rate (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and similar events) equal to the quotient of:

         - $48.18, plus all accrued dividends that are then unpaid for each share of Series A stock then held by the holder,

         divided by,

         - the lesser of (x) $4.718 and (y) 95% of the average of the two lowest closing bid prices on the American Stock Exchange of the common stock out of the fifteen trading days immediately prior to conversion; provided that, in certain circumstances, such amount may not fall below $3.10.

In no case, however, shall any holder of Series A stock be permitted to convert Series A stock in an amount that would cause such holder to beneficially own, in the aggregate, such number of shares of common stock which would exceed 9.99% of the aggregate outstanding shares of common stock.

         Each holder of Series A stock is also entitled to receive a stock dividend equal to 10% of the holder's shares of Series A stock for the first year after issuance and a stock dividend equal to 8% of the holder's shares of Series A stock for each of the subsequent three years thereafter. All accrued dividends shall become payable upon the conversion of the shares of Series A stock. The holders of the Series A stock are entitled to a liquidation preference, prior to the payment of any amounts payable to the holders of the common stock, in an amount per share equal to the $48.18, plus all accrued dividends that are unpaid for each share of Series A stock then held by the holder. Although we may authorize and issue additional or other preferred stock which is junior in rank to the Series A stock with respect to the preferences as to distributions and payments upon our liquidation, dissolution or winding up, so long as at least 25% of the Series A stock ever issued is outstanding, we may not authorize or issue capital stock which is of equal or senior rank to the Series A stock with respect to such rights and preferences without the prior written consent of the holders of no less than 60% of the then-outstanding shares of the Series A stock. Each holder of Series A stock has the right to require us to redeem all or any part of the Series A stock at any time subsequent to the fourth anniversary of the date of issuance of the Series A stock to such holder or upon the occurrence of certain other events. If the conversion price falls below $3.10, then, upon delivery of notice thereof from a holder of Series A stock, we have the right to redeem all or any part of the Series A stock, depending upon the length of time the conversion price is less than $3.10.

         We have no present plans to issue any additional shares of Series A stock or any other preferred stock.

WE CANNOT CONTROL THE TIMING OR VOLUME OF SALES OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK.

         As of September 15, 2001, approximately 6,220,887 shares of the 10,30,260 shares of our issued and outstanding common stock were freely tradable (unless acquired by one of our "affiliates") under the Securities Act of 1933. All of the shares which are not freely tradable are "restricted securities" within the meaning of Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act, and may be sold in open market transactions after the holding period under Rule 144 with respect to such transaction has been met. As to shares subject to outstanding options and warrants, the one-year holding period generally will not begin until the shares underlying such options or warrants actually have been acquired. After the one-year holding period has been met, each holder generally may sell, every three months in brokerage transactions, an amount equal to the greater of one percent of our outstanding common stock or the amount of the average weekly trading volume during the four weeks preceding the sale. After two years, unless any such holder is one of our "affiliates," such sales can be made without restriction.

         As of September 15, 2001, 72,646 shares of our Series A convertible preferred stock were issued and outstanding. The Series A stock is subject to certain designations, preferences and rights set forth in our Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock, including the right to convert such shares into shares of common stock at any time. We agreed to register a sufficient number of shares to cover the number of shares required to be issued upon conversion of the Series A stock assuming the conversion price were to fall 50% below the conversion price on April 6, 2001. Based on this assumption, we estimate that an aggregate of 1,557,895 shares of common stock will be issuable to BH Capital Investments, L.P. and Excalibur Limited Partnership, two of the selling stockholders, upon conversion of their Series A stock. Therefore, we are registering such number of shares, together with the shares issuable upon exercise of warrants held by such selling stockholders and the shares previously issued to all of the selling stockholders, under the registration statement of which this prospectus is a part. In the event that the Series A stock is convertible into a greater number of shares of common stock, we will register additional shares of common stock on behalf of those selling stockholders. Upon registration, all such shares of common stock shall be freely tradable. We have agreed with the holders of the Series A stock to maintain the effectiveness of the registration of the common stock into which the Series A stock is convertible until the earlier of (a) the date that all of such common stock may be sold pursuant to Rule 144(k) under the Securities Act, or (b) the date on which (i) all of such common stock have been sold and (ii) none of the Series A stock is outstanding, or (c) April 6, 2003.

         Because the sales pursuant to this prospectus will not, and the resale of any additional shares which may be attempted under Rule 144 may not, be effected through an underwriter pursuant to a firm commitment agreement, there will be a substantial number of additional shares which may be available for sale on the market at one time without any control over the timing or volume of sales thereof by us or any third party. We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares are attempted to be sold within a short period of time, the effect on the market may be negative. It is also unclear as to whether or not the market for our common stock could absorb a large number of attempted sales in a short period of time, regardless of the price at which the same might be offered. It is noted that even if a substantial number of sales are not effected within a short period of time, the mere existence of this "market overhang" could have a negative effect on the market for our common stock and our ability to raise additional capital or refinance our indebtedness.

THE CHIEF EXECUTIVE OFFICER OWNS A LARGE PERCENTAGE OF THE OUTSTANDING SHARES, WHICH COULD MATERIALLY LIMIT THE OWNERSHIP RIGHTS OF EXISTING STOCKHOLDERS.

         As of September 15, 2001, Angelo S. Morini, our founder, President and Chief Executive Officer, owned approximately 44.7% of our common stock and held options which, if exercised and assuming the exercise of no other outstanding options or warrants, would give him a majority of our issued and outstanding common stock. Investors who purchase common stock in this offering may be unable to elect any members of the board of directors or exercise significant control over us or our business as a result of Mr. Morini's ownership.

INVESTORS WILL INCUR IMMEDIATE DILUTION AND MAY EXPERIENCE FURTHER DILUTION.

         The offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of the outstanding common stock immediately after the offering. If you purchase common stock in this offering, you will incur immediate and substantial dilution in the pro forma net tangible book value per share of the common stock from the price you pay for common stock. Additionally, we have a substantial number of outstanding options and warrants to acquire shares of common stock. A total of 4,112,833 shares have been reserved for issuance upon exercise of options and warrants that we have granted or may grant in the future. A total of 3,978,775 of these options and warrants are "in the money" and are currently exercisable as of September 15, 2001. "In the money" generally means that the current market price of the common stock is above the exercise price of the shares subject to the warrant or option. The issuance of common stock upon the exercise of these options and warrants could adversely affect the market price of the common stock or result in substantial dilution to our existing stockholders.

         As of September 15, 2001, 72,646 shares of our Series A convertible preferred stock were issued and outstanding. The Series A stock is subject to certain designations, preferences and rights set forth in our Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock, including the right to convert such shares into shares of common stock at any time. The issuance of common stock upon the conversion of the Series A stock could negatively affect the market price of the common stock or result in substantial dilution to our existing stockholders.

WE DO NOT ANTICIPATE PAYING DIVIDENDS ON THE COMMON STOCK.

         Our current policy is to retain any future earnings to finance current working capital needs and our growth and development. We do not expect to pay dividends on common stock any time soon.

IF WE LOSE KEY FOREIGN SUPPLIERS ON WHOM WE DEPEND, WE MAY BE UNABLE TO OBTAIN ADEQUATE SUPPLIES TO MANUFACTURE OUR PRODUCTS.

         Currently, we purchase our major ingredient, a milk protein called casein, from a limited number of foreign suppliers. We purchase casein from foreign suppliers because they have lower prices than domestic suppliers. However, their lower prices are generally the result of governmental export supports or subsidies. We do not have any contractual arrangements with our principal suppliers, except for short-term agreements for periods of less than six months. Because we purchase casein from foreign suppliers, its availability is subject to a variety of factors, including federal import regulations. If the export supports or subsidies are reduced or eliminated or the United States takes retaliatory action or otherwise establishes trade barriers with any of the countries in which our casein suppliers are located, our business and results of operations would be negatively affected. Moreover, exchange rate fluctuations or the imposition of import quotas or tariffs could have an adverse effect on our business and our ability to compete with competitors that do not rely on foreign suppliers. We cannot assure you that we could obtain casein from U.S. sources if a foreign supply of casein were reduced or terminated. Even if we could obtain casein from U.S. sources, our production may be reduced during the period that it takes us to change suppliers and the prices for the casein would likely be significantly higher than we are paying now. Either event would negatively affect our business, results of operations and cash flows.

WE HAVE EXPERIENCED, AND MAY CONTINUE TO EXPERIENCE, SHORTAGES OF CASEIN, OUR KEY COMPONENT.

         Since the later part of fiscal year 2001, casein availability has significantly decreased and prices have significantly increased as a result of "Mad Cow" and "foot and mouth" disease epidemics in Europe. Some of our suppliers have experienced casein shortages and were unable to provide all of the casein we require to produce our products. Our inability to obtain sufficient quantities of casein resulted in our inability to fill all of our orders for our products during the third and fourth quarters of fiscal year 2001, which had a negative impact on our results of operations. It is likely that the casein shortage will continue during fiscal year 2002. If we are unable to obtain sufficient casein, our business, results of operations and cash flows would be negatively affected.

BECAUSE WE ARE DEPENDENT UPON A SINGLE MANUFACTURING FACILITY, THE LOSS OF THE FACILITY WOULD RESULT IN A WORK STOPPAGE WHICH WOULD NEGATIVELY IMPACT OUR BUSINESS.

         We manufacture all of our products at a single manufacturing facility in Orlando, Florida, and our revenues are dependent upon the continued operation of this facility. This facility is subject to a lease that expires in November 2006, unless renewed pursuant to terms mutually agreeable to us and our landlord. We do not have a backup facility or contractual arrangements with any other manufacturers in the event of a casualty to or destruction of the facility or if the facility ceases to be available to us for any other reason. If we are required to rebuild or relocate our manufacturing facility, a substantial investment in improvements and equipment would be necessary. Any rebuilding or relocation also would likely result in a significant delay or reduction in manufacturing and production capability which, in turn, could lead to substantially reduced sales and loss of market share.

WE RELY ON THE EFFORTS OF OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER, AND THE LOSS OF HIS SERVICES COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

         Our success will be largely dependent upon the personal efforts and abilities of Angelo S. Morini, our President and Chief Executive Officer. If Mr. Morini ends his relationship with Galaxy before a qualified replacement is found, then our business, prospects and results of operations would be materially adversely affected. Mr. Morini's employment agreement has a rolling five year term but is terminable by Mr. Morini upon a change of control of Galaxy. Although we are the beneficiary of a life insurance policy on Mr. Morini, our insurance would likely not be sufficient to compensate us for the loss of Mr. Morini's services in the event of his death until a suitable replacement could be engaged.

COMPETITION IN OUR INDUSTRY IS INTENSE.

         Competition in our segment of the food industry is intense. We believe that as consumers become more interested in healthy food alternatives the competition in our markets will increase substantially. Our primary competition consists of equally sized companies such as Tree of Life, White Wave and Toffutti Brans, that manufacture soy-based products, such as alternative cheese slices, sour creams, cream cheese and related products. In addition, we compete with major companies such as Kraft, which produces products under the Kraft Free(R) label, Borden's, and ConAgra, which produces products under the Healthy Choice(R) label. Each of these companies has substantially greater name recognition and greater research and development, marketing, financial and human resources than we have. These advantages have led to a substantially greater market penetration and product acceptance than we have developed. In addition, our competitors may succeed in developing new or enhanced products which are better than our products. These companies may also prove to be more successful than us in marketing and selling these products. We cannot assure you that we will be able to compete successfully with any of these companies or achieve a greater market share than we currently possess. Increased competition as to any of our products or services could result in price reductions, reduced margins, and loss of market share, which could negatively affect our business, prospects, results of operations and financial condition.

WE RELY ON THE PROTECTION OF OUR TRADEMARKS, AND THE LOSS OF A TRADEMARK WOULD NEGATIVELY IMPACT THE PRODUCTS ASSOCIATED WITH THE TRADEMARK, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

         We own several registered and unregistered trademarks which are used in the marketing and sale of our products. We have invested a substantial amount of money in promoting our trademarked brands. However, the degree of protection that these trademarks afford us is unknown. Further, we may not have the money necessary to engage in actions to prevent infringement of our trademarks. A loss of a trademark would negatively impact the products associated with it, and could negatively affect our business, prospects, results of operations, financial condition and cash flows.

WE DO NOT HAVE PATENT PROTECTION FOR OUR FORMULAS AND PROCESSES, AND A LOSS OF OWNERSHIP OF ANY OF OUR FORMULAS AND PROCESSES WOULD NEGATIVELY IMPACT OUR BUSINESS.

         We believe that we own our formulas and processes. However, we have not sought, and do not intend to seek, patent protection for our formulas and processes. Instead, we rely on the complexity of our formulas and processes, trade secrecy laws, and employee confidentiality agreements. However, we cannot assure you that other companies will not acquire our confidential information or trade secrets or will not independently develop equivalent or superior products or technology and obtain patent or similar rights. Although we believe that our formulas and processes have been independently developed and do not infringe the patents or rights of others, a variety of components of our processes could infringe existing or future patents, in which event we may be required to modify our processes or obtain a license. We cannot assure you that we will be able to do so in a timely manner or upon acceptable terms and conditions and the failure to do either of the foregoing would negatively affect our business, results of operations, financial condition and cash flows.

BECAUSE WE SELL FOOD PRODUCTS, WE FACE THE RISK OF EXPOSURE TO PRODUCT LIABILITY CLAIMS.

         We, like any other seller of food, face the risk of exposure to product liability claims in the event that our quality control procedures fail and the consumption of our products causes injury or illness. With respect to product liability claims, our insurance may not continue to be available at a reasonable cost, or, if available, may not be adequate to cover liabilities. We generally seek contractual indemnification and insurance coverage from parties supplying us products, but this indemnification or insurance coverage is limited, as a practical matter, to the creditworthiness of the indemnifying party, and their carriers, if any, as well as the insured limits of any insurance provided by suppliers. If we do not have adequate insurance or contractual indemnification available, product liability claims relating to defective products could have a material adverse effect on our financial condition, results of operations and cash flows.

GOVERNMENT REGULATION COULD INCREASE OUR COSTS OF PRODUCTION AND INCREASE OUR LEGAL AND REGULATORY EXPENSES.

         We are subject to extensive regulation by federal, state, and local governmental authorities regarding the quality, purity, manufacturing, distribution, and labeling of food products. We cannot assure that you that we will be able to continue to comply with these regulations, or comply with future regulations, without inordinate cost or interruption of our operations. Failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as possible criminal sanctions, which could have a material adverse effect on our business.

THE LIQUIDITY OF OUR SHARES MAY BE NEGATIVELY IMPACTED BY THE LOW VOLUME OF TRADING OF OUR SHARES.

         Although our shares are publicly traded on the American Stock Exchange, the trading market for our shares is limited. During the calendar quarter prior to the date of this prospectus, the trading volume for our shares averaged less than 15,000 shares per trading day. We do not anticipate any material increase in the trading volume for our shares. The lack of an active trading market for our shares could negatively impact stockholders' ability to sell their shares when they desire and the price which could be obtained upon a sale of shares.

RISING INTEREST RATES COULD NEGATIVELY AFFECT OUR RESULTS OF OPERATIONS.

         The interest rates of our revolving line of credit and one of our term loans fluctuate based upon changes in our lenders' prime rate. Increases in the prime rate will result in an increase in our cost of funds, and could negatively affect our results of operations. We have not entered into any derivative instruments such as interest rate swap or hedge agreements to manage our exposure to rising interest rates.

THE MARKET PRICE OF OUR STOCK COULD BE SUBJECT TO FLUCTUATION.

         The market price of our common stock could be subject to fluctuations in response to factors such as the following, some of which are beyond our control:

         -        quarterly variations in our operating results;
         - operating results that vary from the expectations of securities analysts and investors;

         - changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;
         - announcements by us or our competitors of major business developments, such as new products, services or technologies or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
         - announcements by third parties of significant claims or proceedings against us;
         -        future sales of our common stock; and
         -        general market conditions.


                                   THE COMPANY

         We were incorporated in Pennsylvania in 1980 under the name "Galaxy Cheese Company." We reincorporated in Delaware in 1987. After relocating from Pennsylvania to Orlando, Florida, in 1992, we changed our name from Galaxy Cheese Company to Galaxy Foods Company. We have recently changed our name again to Galaxy Nutritional Foods, Inc. We develop, manufacture and market a variety of healthy cheese, cheese alternatives and dairy related products, including:

         - a line of nutritious dairy alternative products made with soy under our main label Veggie(R). All Veggie(R)products are low in fat, low in calories and are cholesterol and lactose free;

         - a line of dairy alternative products developed for health food and specialty stores under the Soymage(R) label. These products are completely dairy free, contain no animal fats and do not contain a milk protein called casein;

         - a line of cheese products made from soy under the Veggy(R)label. These products are low fat and lactose and cholesterol free;

         - a line of processed cheese foods made from organic milk under the Wholesome Valley(R) Organic trademark; and

         - other branded soy-based, rice-based and non-dairy cheese products, as well as generic and private label processed and blended cheese products.

         Our products are marketed to three principal markets: retail, food service, and industrial. Retail sales account for approximately 90% of our revenues. Our customers include:

         -        supermarket chains;

         -        health food stores;

         - industrial food manufacturers which use our products in the production of food items such as frozen pizza;

         -        restaurant chains;

         -        food service distributors; and

         -        institutions such as hotels, hospitals and schools.

         Our strategy is to continue to support our sales by increasing our automated production capacity while reducing our manual labor requirements. We anticipate accomplishing this through the acquisition, installation and utilization of new equipment and improving our operating efficiencies. We also will continue to direct the majority of our marketing efforts and resources to expand our retail market in order to take advantage of what we perceive to be an increased consumer emphasis on nutrition and the generally higher gross margins that this market generates.

         Our principal offices are located at 2441 Viscount Row, Orlando, Florida. Our telephone number is (407) 855-5500.


                                 USE OF PROCEEDS

         The selling stockholders will receive all of the proceeds from the sale of their common stock offered by this prospectus. We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. We will, however, receive the exercise price of the warrants if and when exercised by the selling stockholders, which may be paid out of the proceeds of this offering. If BH Capital Investments, L.P. and Excalibur Limited Partnership each exercise in full their warrants covering an aggregate of 120,000 shares of common stock, we estimate that our net proceeds will be $636,000. If Hare & Co. f/b/o John Hancock Small Cap Value Fund exercises in full its warrants covering 140,000 shares of common stock, we estimate that our net proceeds will be $943,600. If Keith A. Ewing exercises in full his warrants covering 10,000 shares of common stock, we estimate that our net proceeds will be $50,000.

         We intend to use any proceeds from warrant exercises to pay the expenses of this offering and for working capital and other corporate purposes.


                         DETERMINATION OF OFFERING PRICE

         The price of the shares of common stock offered for sale by the selling stockholders pursuant to the terms of the offering described in this prospectus will be at prevailing market prices, or at privately negotiated prices. Factors which are relevant to the determination of the offering price may include, but are not limited to, the market price for the shares, consideration of the amount of common stock offered for sale relative to the total number of shares of common stock outstanding, the trading history of our outstanding securities, our financial prospects, and the trading price of other companies similar to us in terms of size, operating characteristics, industry and other similar factors.

                              SELLING STOCKHOLDERS

         The following table identifies the selling stockholders and their beneficial ownership of our shares of common stock as of September 27, 2001:


                                                                                             Number of Shares of
                                           Number of Shares of                                  Common Stock
                                              Common Stock          Number of Shares of      Beneficially Owned
                                           Beneficially Owned      Common Stock Offered      Assuming Sale of All
                                           Prior to Offering        for Sale Hereunder      Shares Offered Hereunder
                                           -----------------        ------------------      ------------------------
Selling Stockholder

BH Capital Investments, L.P. (1)                  478,442                 868,947(2)                       0

Excalibur Limited Partnership (1)                 478,442                 868,947(2)                       0

Hare & Co. f/b/o John Hancock
Small Cap Value Fund (3)                        1,672,138                 662,648                  1,009,490

Keith A. Ewing (5)                                 10,000                  10,000                          0

                            Total:              2,639,022               2,410,542

(1) Pursuant to a certain Series A Preferred Stock and Warrants Purchase Agreement dated as of April 6, 2001, BH Capital Investments, L.P. and Excalibur Limited Partnership each purchased 36,323 shares of our Series A convertible preferred stock and warrants to purchase 60,000 shares of our common stock, at an aggregate sales price of approximately $3,082,000. The warrants held by BH Capital Investments, L.P. and Excalibur Limited Partnership are exercisable at a price per share equal to the lesser of (i) $5.30 or (ii) 110% of the average of the closing bid price of our common stock for the thirty days ending on January 1, 2002, subject to a minimum price of $3.10. All of the warrants are exercisable until April 6, 2006.

         As of September 15, 2001, 72,646 shares of our Series A convertible preferred stock were issued and outstanding. The Series A stock is subject to certain designations, preferences and rights set forth in our Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock, including the right to convert such shares into shares of common stock at any time, at a conversion rate (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and similar events) equal to the quotient of:

         - $48.18, plus all accrued dividends that are then unpaid for each share of Series A stock then held by the holder,

         divided by,

         - the lesser of (x) $4.718 and (y) 95% of the average of the two lowest closing bid prices on the American Stock Exchange of the common stock out of the fifteen trading days immediately prior to conversion; provided that, in certain circumstances, such amount may not fall below $3.10.

In no case, however, shall any holder of Series A stock be permitted to convert Series A stock in an amount that would cause such holder to beneficially own, in the aggregate, such number of shares of common stock which would exceed 9.99% of the aggregate outstanding shares of common stock. Each holder of Series A stock is also entitled to receive a stock dividend equal to 10% of the holder's shares of Series A stock for the first year after issuance and a stock dividend equal to 8% of the holder's shares of Series A stock for each of the subsequent three years thereafter. All accrued dividends shall become payable upon the conversion of the shares of Series A stock.

         Pursuant to the Series A Preferred Stock and Warrants Purchase Agreement, we agreed not to sell or enter into any agreement to sell any of our securities or incur any indebtedness outside the ordinary course of business for the time period beginning on April 6, 2001 and continuing until 90 days after the date the shares issuable to BH Capital Investments, L.P. and Excalibur Limited Partnership, two of the selling stockholders, upon the conversion of Series A stock and exercise of warrant held by such selling stockholders have been registered pursuant to an effective registration statement filed with the Securities and Exchange Commission. In order to induce such selling shareholders to waive this right to allow the transaction described in Note 2 below, we agreed to issue 30,000 shares of common stock to each of them. Such shares were issued on September 25, 2001 and are included in the registration statement of which this prospectus is a part.

(2) We agreed to register a sufficient number of shares to cover the number of shares required to be issued upon conversion of the Series A stock assuming the conversion price were to fall 50% below the conversion price on April 6, 2001. Based on this assumption, we estimate that an aggregate of 1,557,895 shares of common stock will be issuable to BH Capital Investments, L.P. and Excalibur Limited Partnership, two of the selling stockholders, upon conversion of their Series A stock. Therefore, we are registering such number of shares, together with the shares issuable upon exercise of warrants held by such selling stockholders and the shares previously issued to all of the selling stockholders, under the registration statement of which this prospectus is a part. In the event that the Series A stock is convertible into a greater number of shares of common stock, we will register additional shares of common stock on behalf of those selling stockholders.

(3) Pursuant to a certain Securities Purchase Agreement dated as of September 24, 2001, Hare & Co. f/b/o John Hancock Small Cap Value Fund, a selling shareholder, purchased 522,648 shares of our common stock and warrants to purchase 140,000 shares of our common stock, at an aggregate sales price of $3,000,000. The warrants held by Hare & Co. f/b/o John Hancock Small Cap Value Fund are exercisable at a price per share equal to $6.74. All of the warrants are exercisable until September 25, 2006.

(4) 1,009,490 shares of common stock are held by John Hancock Advisors, Inc., an affiliate of John Hancock Small Cap Value Fund.

(5) Pursuant to a certain Employee Severance/Settlement Agreement dated April 12, 2001, we issued Mr. Ewing a warrant to purchase 10,000 shares of common stock at a price per share equal to $5.00. All of the warrants are exercisable until April 12, 2003.


                              PLAN OF DISTRIBUTION

         We are registering the shares of our common stock covered by this prospectus for the selling stockholders. "Selling stockholders" includes the pledgees, donees, transferees or others who may later hold the selling stockholders' interests. We will pay the costs and fees of registering the shares, which we estimate to be approximately $59,972.91, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

         The selling stockholders may sell the shares of common stock through public or private transactions, through the American Stock Exchange or otherwise at prevailing market prices or at privately negotiated prices. In addition, the selling stockholders may sell some or all of their shares of common stock through:

         - block trades in which a broker-dealer or other person may resell a portion of the block, as principal or agent, in order to facilitate the transaction;

         -        short sales of our shares;

         - purchases by a broker-dealer or other person, as principal, and resale by the broker-dealer for its account; or

         - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

         The selling stockholders may negotiate and pay broker-dealers or other persons commissions, discounts or concessions for their services. Broker-dealers or other persons engaged by the selling stockholders may allow other broker-dealers or other persons to participate in resales. However, the selling stockholders and any broker-dealers or such other persons involved in the sale or resale of the shares of common stock may be considered "underwriters" as defined in Section 5(a)(11) of the Securities Act of 1933. In addition, the broker-dealers' or their affiliates' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If the selling stockholders are considered "underwriters," they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.

         In addition to selling the shares of common stock under this prospectus, the selling stockholders may:

         - agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act;

         - transfer their shares in other ways not involving market makers or established trading markets, such by gift, distribution or other transfer; or

         - sell their shares under Rule 144 promulgated under the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

         We have agreed to indemnify the selling stockholders against liabilities arising in connection with this offerings, including liabilities under the Securities Act, or to contribute to payments that the selling stockholders may be required to make in that respect. We have been informed that any such indemnification for liabilities arising under the Securities Act is, in the opinion of the Securities and Exchange Commission, against public policy and, therefore, unenforceable.

         Because it is possible that a significant number of shares of common stock could be sold at the same time under this prospectus, such sales, or the possibility of sales, may have a significant negative effect on the market price of our common stock.

                                  LEGAL MATTERS

         Baker & Hostetler LLP, Orlando, Florida, has rendered an opinion that the shares of common stock offered hereby are legally issued, fully paid and nonassessable.


                                     EXPERTS

         The audited financial statements incorporated by reference in this prospectus and the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated by reference in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION

- GOVERNMENT FILINGS. We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at www.sec.gov. Most of our SEC filings are also available to you free of charge at our web site at www.galaxyfoods.com.

- STOCK MARKET. Our shares of common stock are traded on the American Stock Exchange under the symbol GXY. Materials filed by us can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, NY 10006, (212) 306-1000.

- INFORMATION INCORPORATED BY REFERENCE. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

     We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until this offering has been completed:

         - Our Annual Report on Form 10-K for the year ended March 31, 2001, as amended, which contains audited financial statements for the most recent fiscal year for which such statements have been filed.

         -        Our Quarterly Report on Form 10-Q for the quarter ended June
                  30, 2001.

         - The description of the our common stock, which is contained in our registration statement filed on Form 8-A, dated September 29, 1999.

         You may request free copies of these filings by writing, telephoning or contacting us at the following:

                  Investor Relations Department
                  Galaxy Nutritional Foods, Inc.
                  2901 Titan Row, Suite 136
                  Orlando, Florida 32809
                  (407) 855-5500
                  email: drobert@galaxyfoods.com

         We will provide without charge to anyone who receives a prospectus, upon written or oral request, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such a request should be directed to Galaxy Nutritional Foods, Inc. 2901 Titan Row, Suite 136, Orlando, Florida 32809, Attention: Investor Relations, or if by telephone, (407) 855-5500.


                           FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by us. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words or similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially from those expressed or forecasted in any forward-looking statements as a result of a variety of factors, including those set forth in "Risk Factors" above and elsewhere in, or incorporated by reference into, this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses relating to the registration, sale and distribution of the shares, including sales commissions, are payable by the Registrant. All of the amounts shown are estimated except the SEC and NASD registration fees.


SEC Registration Fee....................................................................     $   3,585.68
                                                                                             ------------
NASD Registration Fee...................................................................         1,934.27
                                                                                             ------------
AMEX Registration Fee...................................................................        31,952.96
                                                                                             ------------
Legal Fees and Expenses (including Blue Sky)............................................        15,000.00*
                                                                                             ------------
Accounting Fees and Expenses............................................................         5,000.00*
                                                                                             ------------
Brokerage Commissions, Discounts and Other Placement Agent Expenses.....................             0.00
                                                                                             ------------
Printing and Miscellaneous Fees and Expenses............................................         2,500.00*
                                                                                             ------------

         Total..........................................................................     $  59,972.91*
                                                                                             ============

------------------

* Estimated


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law ("DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the Registrant under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

         As permitted by the DGCL, the Registrant's Certificate of Incorporation (the "Charter") provides that the personal liability of each member of the Registrant's Board of Directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director is eliminated. The effect of this provision in the Charter is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the t pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         The Registrant's Bylaws (the "Bylaws") provide that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful.

         The Bylaws also provide that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

         To the extent that any person described in the preceding two paragraphs is successful on the merits or otherwise in defense of any action, suit or proceeding referred to in such paragraphs, or in defense of any claim, issue or matter therein, the Registrant shall indemnify him against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. The Registrant may pay expenses of a person incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of a person to repay such amount if it shall ultimately be determined that he is not entitled to indemnification by the Registrant.

         The Bylaws further provide that the indemnification and advancement of expenses provided for in the Bylaws shall not be deemed exclusive of any other rights to the indemnified party under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and that the Board of Directors may authorize the Registrant to purchase and maintain insurance on behalf of any such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability. The Registrant provides indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Act and the Exchange Act.

ITEM 16.          EXHIBITS.

         The Exhibits to this registration statement are listed in the Index to Exhibits on page 25.

ITEM 17.          UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

(a)      (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the

Registrant in the successful defense of any such action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The Registrant hereby undertakes that (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Orlando, State of Florida this 1st day of October, 2001.

                                               GALAXY NUTRITIONAL FOODS, INC.



                                               By:    /s/ Angelo S. Morini
                                                   ----------------------------
                                                   ANGELO S. MORINI, President

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Angelo S. Morini, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

               Signature                                   Title                                   Date
               ---------                                   -----                                   ----
  /s/ Angelo S. Morini                     Chairman of the Board of Directors,               October 1, 2001
------------------------------------       President, Chief Executive Officer
ANGELO S. MORINI                           (Principal Executive Officer),
                                           Acting Chief Financial Officer
                                           (Principal Financial Officer and
                                           Principal Accounting Officer) and
                                           Director


   /s/ Marshall K. Luther                  Director                                          October 1, 2001
------------------------------------
MARSHALL K. LUTHER




  /s/ Joseph Juliano                       Director                                          September 30, 2001
------------------------------------
JOSEPH JULIANO




   /s/ Douglas A. Walsh                    Director                                          October 1, 2001
------------------------------------
DOUGLAS A. WALSH

                                INDEX TO EXHIBITS

Exhibit
  No.    Description of Exhibit
-------- -------------------------
*3.8     Certificate of Designations, Preferences and Rights of Series A
         Convertible Preferred Stock filed on April 5, 2001 with the Delaware
         Secretary of State. (Filed as Exhibit 3.8 on Form 10-K/A fiscal year ended March 31, 2001, and incorporated herein by reference.)

*4.1     Series A Preferred Stock and Warrants Purchase Agreement, among BH
         Capital Investments, L.P., Excalibur Limited Partnership and
         Registrant, dated as of April 6, 2001. (Filed as Exhibit 4.1 on Form
         10-K/A fiscal year ended March 31, 2001, and incorporated herein by reference.)

*4.2     Stock Purchase Warrants issued to BH Capital Investments, L.P., dated
         April 6, 2001. (Filed as Exhibit 4.2 on Form 10-K/A fiscal year ended
         March 31, 2001, and incorporated herein by reference.)

*4.3     Stock Purchase Warrants issued to Excalibur Limited Partnership, dated
         April 6, 2001. (Filed as Exhibit 4.3 on Form 10-K/A fiscal year ended
         March 31, 2001, and incorporated herein by reference.)

*4.4     Registration Rights Agreement, by and among BH Capital Investments,
         L.P., Excalibur Limited Partnership and Registrant, dated as of April
         6, 2001. (Filed as Exhibit 4.4 on Form 10-K/A fiscal year ended March
         31, 2001, and incorporated herein by reference.)

4.5      Amendment and Waiver Agreement, by and among BH Capital Investments,
         L.P., Excalibur Limited Partnership and Registrant, dated September 24,
         2001 (Filed herewith).

4.6      Securities Purchase Agreement, between Hare & Co. f/b/o John Hancock
         Small Cap Value Fund and Registrant, dated September 24, 2001 (Filed herewith).

4.7      Stock Purchase Warrants issued to Hare & Co. f/b/o John Hancock Small
         Cap Value Fund and Registrant, dated September 25, 2001 (Filed herewith).

4.8      Registration Rights Agreement, by and between Hare & Co. f/b/o John
         Hancock Small Cap Value Fund and Registrant, dated as of September 24,
         2001 (Filed herewith).

5.1 Opinion of Baker & Hostetler, dated September 28, 2001, regarding legality of shares being offered (Filed herewith.)

23.1     Consent of Baker & Hostetler (Contained in its opinion filed as Exhibit
         5.1.)

23.2     Consent of BDO Seidman, LLP

24.1     Powers of Attorney (Included on Signature Page.) *Previously Filed.